Exhibit 99.1

Avanex Announces Results of Annual Stockholder Meeting

FREMONT, Calif., Nov. 6 — Avanex Corporation (Nasdaq: AVNX), a pioneer of intelligent photonic solutions that enable next- generation optical networks, today announced the results of its annual stockholder meeting held on Nov. 3, 2006 in Fremont, Calif. All items of business presented to stockholders were approved, including:

1.	The election of Greg Dougherty and Jo S. Major, Jr. as Class I Directors;

2.	The elimination of the floor price limitations from the anti-dilution provisions of certain warrants to purchase common stock;

3.	An amendment to Avanex’s Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 450 million;

4.	An amendment to Avanex’s 1999 Director Option Plan (i) to increase the number of shares of common stock underlying the initial option grant for new non-employee directors from 40,000 to 80,000 and (ii) to provide for an automatic annual grant of 10,000 restricted stock units to non-employee directors; and

5.	The ratification of the appointment of Deloitte & Touche LLP as Avanex’s independent registered public accounting firm for fiscal year 2007.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex is headquartered in Fremont, Calif. and maintains facilities in Horseheads, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. To learn more about Avanex, visit our website at www.avanex.com.

SOURCE Avanex Corporation

11/06/2006

CONTACT: Maria Riley, Director of Communications of Avanex Corporation,

+1-510-897-4188 or maria_riley@avanex.com

Web site: http://www.avanex.com